UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

Of the Securities Exchange Act of 1934

Date of Report:   June 13, 2008

(Date of earliest event reported)

INSWEB CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	0-26083	94-3220749
(State or other jurisdiction of	(Commission file number)	(IRS Employer
incorporation or organization)		Identification Number)

11290 Pyrites Way, Suite 200

Gold River, California 95670

(Address of principal executive offices)

(916) 853-3300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01       ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On June 13, 2008, InsWeb Corporation and Mr. Jaimie Pickles entered into a Restrictive Covenants Agreement and General Release of Claims (the “Agreement”) in connection with Mr. Pickles’ resignation as President and Chief Operating Officer.  As previously announced, Mr. Pickles’ career at InsWeb began in March 1999, heading up InsWeb’s sales and client development functions before being named President and COO in April 2007.  His resignation is effective on June 30, 2008, and his duties will be assumed by Founder, Chairman and Chief Executive Officer Hussein Enan.

Pursuant to the Agreement, for a period of one year Mr. Pickles is prohibited from: (i) owning, managing, operating, controlling, or being connected with, as an employee, director or consultant, a competitor of InsWeb; (ii) assisting any company in developing or implementing a business plan that is substantially similar to InsWeb’s business; (iii) soliciting or influencing any current employee or consultant  to discontinue or modify his/her relationship with InsWeb; and (iv) disclosing any confidential information or engaging in any act that disrupts or disparages InsWeb’s business. During the one-year Noncompetition Period, Mr. Pickles will receive specified cash payments and health and medical benefits.  In addition, InsWeb agrees to purchase, at fair market value, InsWeb Corporation common stock upon exercise of specified stock options held by Mr. Pickles. All of the payments and benefits due Mr. Pickles will cease, and previously paid amounts may be subject to repayment, if Mr. Pickles breaches the terms of the Restrictive Covenants Agreement.

Mr. Pickles has also released all past, current and future claims that he may have against InsWeb relating to his employment..

SIGNATURE

In accordance with the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 16, 2008	INSWEB CORPORATION
(Registrant)

/s/ Kiran Rasaretnam
Kiran Rasaretnam
Chief Financial Officer